                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                       Commission File Number: 000-29739
                           CUSIP Number: 75914G 10 1

                          NOTIFICATION OF LATE FILING

|X|Form 10-K     |_|Form 20-F     |_|Form 11-K    |_|Form 10-Q     |_|Form N-SAR

For Period Ended: December 31, 2002
                  -----------------

[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


                                     PART I
                             REGISTRANT INFORMATION

                  Full name of registrant: REGISTER.COM, INC.
--------------------------------------------------------------------------------

                           Former name if applicable:
                                      N/A
--------------------------------------------------------------------------------

           Address of principal executive office (Street and number):
                          575 Eighth Avenue, 8th Floor
--------------------------------------------------------------------------------

                            City, state and zip code
                               New York, NY 10018
--------------------------------------------------------------------------------

                                    PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       | (a) The reasons described in reasonable detail in Part III of this form | could not be eliminated without unreasonable effort or expense;
       |
       | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed
  [X]  | on or before the 15th calendar day following the prescribed due date;
       | or the subject quarterly report or transition report on Form 10-QSB, or | portion thereof will be filed on or before the fifth calendar day
       | following the prescribed due date; and
       |
       | (c) The accountant's statement or other exhibit required by Rule
       | 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

         The Registrant is in the process of implementing new accounting system modules and converting data to the new system, and the Registrant requires additional time to reconcile certain data in connection therewith. The Registrant will file its Annual Report on Form 10-K on or before April 15, 2003.

                                    PART IV
                               OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification

                       Jack S. Levy        (212) 798-9100

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                       [X] Yes    [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        [  ] Yes    [X] No

                               REGISTER.COM, INC.


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


  March 31, 2003                         /s/ Jack S. Levy
------------------   -----------------------------------------------------------
        Date         Jack S. Levy, Vice President, General Counsel and Secretary